UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Main Street, 4th Floor Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (980) 365-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

For additional information on the following matters, see Note 10 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission.

On March 2, 2016, we entered into a Framework Agreement with Bechtel Power Corporation (“Bechtel”), BWXT Modular Reactors, LLC and BDC NexGen Power, LLC for the potential restructuring and restart of our mPower small modular reactor program (the “Framework Agreement”).

The Framework Agreement provides that during a twelve (12) month fundraising period beginning on the effective date of the Framework Agreement, Bechtel will attempt to secure funding from third parties (including the U.S. Department of Energy) to complete development of the mPower Plant design sufficient to achieve design certification by the U.S. Nuclear Regulatory Commission (“NRC”). During this fundraising period, we plan to continue advancing the mPower design through in-kind engineering services within our previously announced planned mPower project spending of no more than $10 million per year.

If Bechtel is successful in securing adequate commitments of funding from external sources (as determined by Bechtel in its sole discretion), then the Framework Agreement requires (a) us and Bechtel to negotiate and execute a new Generation mPower LLC (“GmP”) limited liability company agreement (the “LLC Agreement”) and ancillary related agreements, with Bechtel taking over management of the mPower Program from BWXT, and (b) us to fund an aggregate of $60 million in in-kind development costs toward achieving design certification (not to exceed $12 million per year).

In the event that Bechtel determines in its sole discretion that the mPower program should not be restarted, whether due to (1) adequate third party funding not being secured, (2) the parties being unable to finalize the new GmP LLC Agreement and other ancillary related agreements, or (3) otherwise, the mPower program would be terminated, GmP would be wound up and Bechtel would be entitled to payment of a settlement amount of $30 million (the “Settlement Amount”). Our sole liability and Bechtel’s sole remedy arising out of the Framework Agreement will be our obligation to pay, and Bechtel’s right to receive, respectively, the Settlement Amount. Any and all other previously existing claims, demands or actions between Bechtel and us arising out of the GmP LLC Agreement and ancillary related agreements, whether known or unknown (including Bechtel’s previously asserted breach claim for $120 million), were released upon our delivery of a letter of credit equal in value to the Settlement Amount on March 2, 2016.

In the quarter ended March 31, 2016, we will recognize the $30 million potential Settlement Amount, payment of which is contingent upon determination in Bechtel’s sole discretion not to restart the mPower program. In addition, provisions of the Framework Agreement result in the deconsolidation of GmP and the associated recognition of an approximate $14 million gain upon deconsolidation. After consideration of the approximate $20 million after tax impact of the potential settlement recognized, partially offset by the approximate $14 million gain upon deconsolidation, we reiterate our previously announced EPS guidance of between $1.50 and $1.60 for the full year 2016.

We caution that the foregoing information contains forward-looking statements, including statements relating to our 2016 guidance and mPower project spending. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, adverse changes in Federal appropriations to government programs in which we participate; our ability to execute on contracts in backlog and obtain new contract awards; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. We caution not to place undue reliance on these forward-looking statements, which speak only as of the date of this report, and undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Framework Agreement dated March 2, 2016 among BWX Technologies, Inc., Bechtel Power Corporation, BWXT Modular Reactors, LLC and BDC NexGen Power, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ David S. Black
David S. Black
Senior Vice President, Chief Financial Officer and Treasurer

Date: March 3, 2016